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                            USA WASTE SERVICES, INC.
                            1001 FANNIN, SUITE 4000
                              HOUSTON, TEXAS 77002
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 15, 1998

To the Stockholders of
USA WASTE SERVICES, INC.:

    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "USA Waste Special Meeting") of USA Waste Services, Inc., a Delaware corporation ("USA Waste"), will be held on Wednesday, July 15, 1998, at the Four Seasons Hotel, 1300 Lamar, Houston, Texas, commencing at 3:00 p.m., local time, for the following purposes:

    1. To consider and vote upon a proposal to amend USA Waste's Restated Certificate of Incorporation to (a) increase the number of authorized shares of USA Waste common stock, par value $0.01 per share ("USA Waste Common Stock"), from 500,000,000 to 1,500,000,000 and (b) change the name of USA Waste to "Waste Management, Inc.", in each case, at the time of the merger (the "Merger") contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 10, 1998, among USA Waste, Dome Merger Subsidiary, Inc., a Delaware corporation and a wholly-owned subsidiary of USA Waste, and Waste Management, Inc., a Delaware corporation ("Waste Management").

    2. To consider and vote upon a proposal to issue up to 380,625,000 shares of USA Waste Common Stock in exchange for shares of common stock, par value $1.00 per share, of Waste Management pursuant to the Merger Agreement.

    3. To consider and vote upon a proposal to approve an amendment to the USA Waste Amended and Restated 1993 Stock Incentive Plan increasing the aggregate number of shares of USA Waste Common Stock that may be issued under such Plan from 16,500,000 to 26,500,000.

    4. To consider and vote upon a proposal to approve an amendment to the USA Waste 1996 Stock Option Plan for Non-Employee Directors increasing the aggregate number of shares of USA Waste Common Stock that may be issued under such Plan from 400,000 to 1,400,000.

    5. To transact such other business as may properly be brought before the USA Waste Special Meeting or any adjournment or postponement of the USA Waste Special Meeting.

    A copy of the Merger Agreement and of the proposed amendments to USA Waste's Restated Certificate of Incorporation are attached as Annex A and Annex D, respectively, to the accompanying Joint Proxy Statement/Prospectus.

    Stockholders of record at the close of business on June 9, 1998 are entitled to notice of, and to vote at, the USA Waste Special Meeting and any adjournment or postponement of the USA Waste Special Meeting.

    All stockholders are cordially invited to attend the meeting in person. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                          By Order of the Board of Directors,

                                          Gregory T. Sangalis
                                          VICE PRESIDENT AND SECRETARY

Houston, Texas
June [  ], 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.